Exhibit 10.3

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [●], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OFFTAKE AND SALES AGREEMENT

This Offtake and Sales Agreement (this “Agreement”) is made on [—] (the “Execution Date”), by and between:

(1) ATLAS LÍTIO BRASIL LTDA., a company incorporated under the laws of Brazil, enrolled with the National Taxpayers’ Registry under No. 17.789.890/0001-65, with offices at Rua Buenos Aires, 10, 14th floor, city of Belo Horizonte, State of Minas Gerais, Brazil (the “Seller”); and

(2) MITSUI & CO., LTD., a company incorporated under the laws of Japan, with offices at [●] (the “Buyer”).

WHEREAS:

(A) The Seller is seeking to develop a lithium project in the State of Minas Gerais, Brazil (the “Project”), from which it or its Affiliates will produce the Product (as defined below);

(B) The Seller and its Affiliates have or will have the rights to conduct mining operations and sell the Product from the Project;

(C) The Buyer desires to purchase the Product from the Seller, and the Seller has the intention to sell the Product to a buyer that is interested in investing directly or indirectly into the Project; and

(D) In attention to the above, the Buyer has agreed to invest in the Seller’s parent company, Atlas Lithium Corporation (“Atlas Corp”), pursuant to the terms of the Securities Purchase Agreement (as defined below), being such undertaking a material inducement for the Seller entering into this Agreement.

NOW, THEREFORE, the Parties agree as follows：

1.	INTERPRETATION

1.1.	Definitions.

The following definitions apply in this Agreement:

“Affected Obligations” has the meaning given in Clause 18.2.

“Affiliate” means, with respect to any Person: (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; or (b) a company in which the Person beneficially owns at least fifty percent (50%) of the shares in that company.

“Agreement” means this Offtake and Sales Agreement and including the schedules attached hereto.

“Applicable Law” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction of by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any governmental authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of that Person.

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“Benchmark Price” has the meaning given in Schedule 2 of this Agreement.

“Atlas Corp” has the meaning given in Whereas (D).

“Bill of Lading” means the bill of lading signed by the carrier of the shipment that evidences receipt of the shipment at the Port of Loading for delivery to the Port of Discharge.

“Business Day” means:

(a)	for receiving Notices under this Agreement, a day that is not a Saturday, Sunday or public holiday or bank holiday in the place where the Notice is sent and the place where the Notice is received;

(b)	for the purpose of Clause 7, a day that is not a Saturday, Sunday or public holiday or bank holiday in Belo Horizonte, State of Minas Gerais, Brazil, in Tokyo, or in the country where the Port of Discharge is located;

(c)	for making any payments under this Agreement, a day that is not a Saturday, Sunday or public holiday or bank holiday in Belo Horizonte, State of Minas Gerais, Brazil, or in Tokyo, Japan; and

(d)	for all other purposes, a day that is not a Saturday, Sunday or public holiday or bank holiday in Belo Horizonte, State of Minas Gerais, Brazil, in the City of New York, State of New York, USA, or in Tokyo, Japan.

“Buyer” has the meaning set out in the preamble.

“Buyer’s Certificate of Analysis” has the meaning set out in Schedule 2.

“Certificate of Analysis” has the meaning given in Clause 2(b) of Schedule 2.

“Certificate of Origin” means the document attesting that the Product the subject of the shipment has been wholly obtained, produced, or processed in Brazil.

“Certificate of Weight” has the meaning given in Clause 1(a) of Schedule 2.

“Change in Control of Atlas Corp” means the occurrence of any of the following, in one transaction or a series of related transactions: (a) any Person (or group of Persons) becomes the beneficial owner(s), directly or indirectly, of the outstanding shares of common stock of Atlas Corp that ensure to such Person(s) control or co-control over Atlas Corp; (b) a consolidation, securities exchange, spin-off, arrangement or amalgamation involving Atlas Corp resulting in the shareholders of Atlas Corp immediately prior to such transaction not beneficially owning a controlling interest in the surviving entity immediately following such transaction; (c) the sale or other disposition of all or substantially all the assets of Atlas Corp (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or other ordinary course activities), including the sale of the subsidiary that holds the relevant lithium mining rights; or (d) a liquidation or dissolution of Atlas Corp; provided, that any transfer or conversion of the Series A Convertible Preferred Stock, par value $0.001 per share, of Atlas Corp beneficially owned by Marc Fogassa to a trust or entity in which Marc Fogassa or one or more of his family members are the sole beneficiaries shall not be deemed a “Change in Control of Atlas Corp” for purposes of this Agreement.

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“CiC Termination” has the meaning given in Clause 4.2.

[●]

“Conditions Precedent” has the meaning given in Clause 3.2.1.

“Confidential Information” means all information relating to a Party that is not in the public domain (other than as a result of breach of this Agreement), including trade secrets, know-how, scientific, technical, product, market or pricing information relating to:

(a)	the Product, but excluding any quality specifications therefor;

(b)	the Project;

(c)	a Party’s business; or

(d)	this Agreement, but excluding the Shipment Schedule or other scheduling information.

“Consequential Loss” means any loss, damage, cost, expense or liability suffered or incurred by any Person (including under an indemnity) whether arising in contract, tort (including for negligence), under statute or on any other basis in law or equity which is indirect or consequential, including and without being limited by the meaning of “indirect or consequential”, loss of revenue, loss of contract, loss of production, loss of goodwill, loss of use, loss of business opportunity, loss of profit, loss of anticipated profit or any similar loss or cost.

“Continuous Offtake” has the meaning given in Clause 3.2.

“Contract Year” means a period of twelve (12) consecutive Months during the Term beginning on January 1st and ending on the immediately following December 31st, with the first Contract Year beginning on the date of satisfaction of the Conditions Precedent, which applies to count the delivery period for the Continuous Offtake. For the sake of clarity, a Contract Year does not apply to the Spot Sale.

“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Dispute” means a dispute, difference, controversy or claim between the Parties arising out of or in relation to or in connection with this Agreement, including any dispute, difference, controversy or claim as to arbitrability or the formation, validity, existence, or termination of this Agreement.

“DMT” means dry metric tonnes.

“Event of Default” has the meaning given in Clause 17.1.

“Execution Date” has the meaning set out in the preamble.

“Extended Term” has the meaning set out in Clause 4.1.

“Final Invoice” has the meaning given in Clause 7.2(a).

“Final Invoice Benchmark Price” has the meaning given in Clause 7.2(b).

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“Force Majeure” has the meaning given in Clause 18.1.

“Incoterms 2020” means the 2020 edition of the International Chamber of Commerce rules for the use of domestic and international trade terms.

“Independent Testing Agency” means SGS or such other internationally independent industry recognised testing agency of similar level determined by the Seller at the Port of Loading or the Buyer at the Port of Discharge (each acting reasonably).

“Independent Umpire” means the analyst selected in accordance with Clause 5 of Schedule 2.

“Insolvency Event” in respect of a Party means:

(a)	it informs the other Party in writing or its creditors generally that it is insolvent, it is unable to pay its debts generally as they become due or is financially unable to proceed with this Agreement;

(b)	execution is levied against it by a creditor and is not stayed or discharged within twenty (20) Business Days;

(c)	it fails to comply with, or have set aside, a statutory demand within ten (10) Business Days of the time for compliance;

(d)	a meeting of creditors is called with a view to the Party entering a compromise or arrangement with its creditors;

(e)	it enters a deed of company arrangement with its creditors;

(f)	a receiver, trustee, controller or administrator is appointed to it;

(g)	an application is made to a court for its winding up and not stayed or discontinued within ten (10) Business Days;

(h)	a winding up order is made in respect of it;

(i)	a resolution is made that it be wound up;

(j)	any analogous or equivalent event to any of the events described in paragraphs (a) to (i) happens in any jurisdiction; or

(k)	any of the things described in paragraphs (a) to (j) happens to an Affiliate of the Party.

“Laycan” means the period of time during which a shipment of Product is scheduled to be delivered at the Port of Loading.

“Li2O” means lithium oxide.

“Limit Date” has the meaning given in Clause 6.2.

“Minimum Quantity” has the meaning given in Clause 3.2.

“Month” means a calendar month.

“Net Proceeds” has the meaning given in Clause 11.3.

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“Neves Phase 1” means the phase 1 of the Project, within the boundaries of the Mining Rights No. 832.925/2008, 833.331/2006 and 833.356/2007, for the mining and processing of up to [●] metric tons of spodumene concentrate per year.

[●]

“Neves Phase 2” means the phase 2 of the Project, within the boundaries of the Mining Rights No. 832.925/2008, 833.331/2006 and 833.356/2007, for the mining and processing of approximately [●] metric tons of spodumene concentrate per year. For the avoidance of doubt, the Neves Phase 2 is a mining and production capacity in addition to the Neves Phase 1.

“Neves Phase 2 Expected Commencement Date” has the meaning given in Clause 6.3.

“Notice” has the meaning given in Clause 22.1.

“Parties” means both the Buyer and the Seller and Party means either one of them.

“Person” means a natural person, any company, partnership, joint venture, association, corporation, or other body corporate, or any government agency.

“Port of Discharge” means the port agreed between the Parties upon the finalization of the Shipment Schedule, provided that the Buyer may change such agreed port by giving Notice to the Seller [●] in advance of the start of the applicable Laycan, unless such change will be unreasonably burdensome to the Seller.

“Port of Loading” means the [●] or any other port notified in writing by the Seller to the Buyer [●] in advance of the start of the applicable Laycan.

“Precluded Extent” has the meaning given in Clause 18.2.

“Price Adjustment Mechanism” has the meaning given in Schedule 2 of this Agreement.

“Product” means lithium spodumene concentrate produced at the Project.

“Product Incompatibility” has the meaning given in Clause 5.2.

“Project” has the meaning given in Whereas (A).

“Ready Date Notice” has the meaning given in Clause 8.1(a).

“Rolling Forecast” has the meaning given in Clause 6.4.

“Sanctioned Person” means any Person that is: (a) designated under, listed on, or owned or controlled by a Person designated under or listed on, or acting directly or indirectly on behalf of a Person designated under or listed on, any list of Persons who are subject to Sanctions under Applicable Law that is binding on the Buyer or the Seller or any of their Affiliates; (b) located in, ordinarily resident in, organized under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of a Person located in, ordinarily resident in, or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) with whom the Buyer or the Seller would not be permitted to make a loan, continue to make a loan or provide financial accommodation to pursuant to any Sanctions.

“Sanctions” means any Applicable Law governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to embargoes, economic, financial or trade sanctions or restrictions and similar measures administered or enforced by applicable governments, including the United States, the United Nations, the European Union, the United Kingdom, Japan, or Brazil.

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“Securities Purchase Agreement” means the agreement entered into between the Buyer and Atlas Corp dated as of [—], 2024, whereby the Buyer agreed to purchase and Atlas Corp agreed to sell Atlas Corp’s common stock to the Buyer, under the terms and conditions therein.

“Seller” has the meaning set out in the preamble.

“Seller’s Certificate of Analysis” has the meaning set out in Schedule 2.

“Shipment Invoice” has the meaning given in Clause 7.1(a).

“Shipment Invoice Benchmark Price” has the meaning given in Clause 7.1(b).

“Shipment Payment” has the meaning given in Clause 7.1(e).

“Shipment Quantity” has the meaning given in Clause 7.1(b).

“Shipment Schedule” means an annual shipment schedule of the delivery of the Product for the Spot Sale or the Minimum Quantity.

“SIAC Arbitration Rules” has the meaning given in Clause 19.1.

“Specifications” means the specifications for the Product.

“Spot Sale” has the meaning given in Clause 3.1.

“Stable Production” means in respect of each of Neves Phase 1 and Neves Phase 2, when the Seller (a) obtains all licenses and permits required to produce and market the Product and (b) reaches a stable production output equivalent to at [●] of the nameplate capacity for the relevant Project phase [●].

“Target Specification 1” has the meaning as set out in Schedule 1.

“Target Specification 2” has the meaning as set out in Schedule 1.

“Target Specifications” means the Target Specification 1 and the Target Specification 2.

“Term” has the meaning given in Clause 4.1.

“Umpire Analysis” means the analysis undertaken by the Independent Umpire in accordance with Clause 5 of Schedule 2.

“US Dollar”, “USD” and “$” means the lawful currency of the United States of America.

“Vessel” means the vessel, arranged by the Seller, to transport a shipment of Product from the Port of Loading to the Port of Discharge.

“Vessel Arrival Date” has the meaning given in Clause 8.1(b).

“WMT” means a wet metric tonne.

1.2.	Interpretation.

In this Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

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(b)	words written in their singular form include the plural and vice versa, and words referring to a gender include any gender;

(c)	a reference to “including” is deemed to be followed by “without limitation”;

(d)	a reference to anything (including, any right) includes a part of that thing;

(e)	a reference to a right includes a power, authority, discretion, benefit, or remedy conferred on a Party by this Agreement or any Applicable Law;

(f)	a reference to “or” is not exclusive unless preceded by “either”;

(g)	a reference to a clause, Party, attachment, exhibit, or schedule is a reference to a clause of, and a Party, attachment, exhibit, and schedule to, this Agreement and reference to this Agreement includes any attachment, exhibit, and schedule;

(h)	a reference to a law, statute, regulation, proclamation, ordinance, or by-law includes all laws, statutes, regulations, proclamations, ordinances, or by-laws amending, consolidating, or replacing it, whether passed by the same or another governmental agency with legal power to do so, and includes all regulations, proclamations, ordinances, and by-laws issued under that statute;

(i)	a reference to a party to a document includes that party’s successors and permitted assigns thereto;

(j)	no rule of construction applies to the disadvantage of a Party solely because that Party was responsible for the preparation of this Agreement or any part of it;

(k)	a reference to time is to the time in Belo Horizonte, State of Minas Gerais, Brazil or in Tokyo, Japan; and

(l)	a reference to currency is to be construed as references to US Dollars and unless otherwise specifically provided all amounts which are required to be paid under this Agreement shall be paid in US Dollars.

1.3.	Intentionally Omitted.

2.	Sale and purchase

The Seller shall sell the Product to the Buyer at the Benchmark Price and the Buyer shall purchase that Product for that Benchmark Price (subject to any discounts or adjustments applicable to the relevant shipment) in accordance with this Agreement.

3.	QUANTITY

3.1.	Spot Sale. The Seller shall sell and deliver to the Buyer, and the Buyer shall purchase and take delivery of, the spot quantity of fifteen thousand (15,000) DMT of the Product from Neves Phase 1 (the “Spot Sale”). For the sake of clarity, the Spot Sale shall be made from and limited to the Product produced at Neves Phase 1 only and delivered in one single shipment.

3.2.	Continuous Offtake. Notwithstanding Clause 3.1 and subject to the satisfaction of the Conditions Precedent, the Seller shall sell and deliver to the Buyer, and the Buyer shall purchase and take delivery of, a minimum quantity of sixty thousand (60,000) DMT of the Product from Neves Phase 2 for each Contract Year (each a “Minimum Quantity”) (the “Continuous Offtake”). For the sake of clarity, the Continuous Offtake shall be made from and limited to the Product produced at Neves Phase 2 only.

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3.2.1.	The delivery and purchase obligations of the Parties in respect of the Continuous Offtake are subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”): (i) the board of directors of Atlas Corp has approved the implementation of the Neves Phase 2 Project; (ii) the Seller, either directly or indirectly through Atlas Corp, has secured the financial resources required to implement the Neves Phase 2 Project; and (iii) the Seller has reached Stable Production in respect of Neves Phase 2. The Seller shall keep the Buyer updated at least quarterly on its progress in satisfying the Conditions Precedent. [●].

3.2.2.	Notwithstanding the Rolling Forecast and the shipping tolerance in Clause 6.5 of this Agreement, the quantities sold and delivered by the Seller for any Contract Year may vary from the Minimum Quantity by [●]. In the event the Seller elects to reduce the Minimum Quantity in a given Contract Year pursuant to this Clause 3.2.2, the difference [●] shall be either delivered (i) as an increment to the Minimum Quantity during the subsequent Contract Years or (ii) as part of a new Contract Year subsequent to the last Contract Year in which a full Minimum Amount has been delivered, until the total supply of Product delivered to the Buyer under this Agreement reaches three hundred thousand (300,000) DMT. The Seller shall use reasonable endeavours to ensure that the quantities delivered to the Buyer in any Contract Year (including any election by the Seller pursuant to this Clause 3.2.2 and any shipping tolerance in Clause 6.5) vary from the Minimum Quantity [●].

3.2.3.	Notwithstanding the foregoing, in case the quantities sold and delivered are less than the Minimum Quantity, as may be revised pursuant to Clause 3.2.2 above (for any reason except due to the shipping tolerance in Clause 6.5) in any Contract Year, then such shortage shall carry over and the Seller agrees to further arrange an additional shipment or increase the quantity of the other shipments in the next Contract Year to ensure delivery of such shortage in the next Contract Year.

3.2.4.	In the event that the Seller fails to deliver the Minimum Quantity for the Contract Year for any reason other than the shipment tolerance in Clause 6.5 (and subject to Clause 3.2.5), the Buyer shall, without prejudice to any other rights and remedies, have a right to (i) cancel such undelivered part of the Minimum Quantity or (ii) carry over such undelivered part to the following Contract Year. If the Buyer rejects or refuses a carryover of any such shortage, the Buyer may request and, if so requested, the Seller agrees to further arrange an additional shipment or increase the quantity of the other shipments within the same Contract Year to ensure that Minimum Quantity of the Contract Year will be delivered to the Buyer, subject to any adjustments pursuant to this Agreement or the shipment tolerance in Clause 6.5.

3.2.5.	Where the sale and purchase of the Product in relation to Neves Phase 2 commences on a date that is not the beginning of a Contract Year then the Minimum Quantity shall be pro-rated in proportion to the time left in that Contract Year.

4.	TERM

4.1.	This Agreement commences on the Execution Date and, unless terminated earlier in accordance with this Agreement, ends on the day five (5) years after the date of the first shipment of Product to the Buyer from Neves Phase 2 or on the last day of the Month during which three hundred thousand (300,000) DMT of Product from Neves Phase 2 have been sold and delivered to the Buyer under this Agreement, whichever is later (the “Term”). The Term can be extended subject to both Parties’ agreement in writing (the “Extended Term”).

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4.2.	In the event that there is a Change in Control of Atlas Corp during the Term or Extended Term of this Agreement, the Seller shall be entitled to terminate this Agreement (the “CiC Termination”).

4.2.1.	The Seller shall be entitled to elect for a CiC Termination [●] after (i) the Change in Control of Atlas Corp is consummated by its relevant parties, or (ii) should the termination of this Agreement be an express condition precedent for the consummation of the Change in Control of Atlas Corp, all other conditions precedent for the consummation of the Change in Control of Atlas Corp are fulfilled or waived pursuant to the terms agreed under such Change in Control of Atlas Corp (thus, the termination of this Agreement being the last condition precedent for the consummation of such Change in Control of Atlas Corp). To exercise a CiC Termination, Seller shall [●].

4.2.2.	In the event the Seller notifies the Buyer to elect a CiC Termination, the Seller shall remain obliged to deliver Product to the Buyer for the shipments that are scheduled to take place during [●], subject to the variations permitted in this Agreement. For such purpose, the Parties shall consider the latest Rolling Forecast issued prior to the CiC Termination notice. The Seller shall not be subject to any additional supply obligation and this Agreement shall be deemed automatically terminated upon the elapsing of the [●] referred to in this Clause 4.2.2.

4.2.3.	Without limitation of Clause 4.2.2, the CiC Termination will not constitute a breach or require any remediation under this Agreement, and neither of the Parties shall be entitled to any indemnification as a result of the Seller’s exercise of the CiC Termination.

4.3.	The expiration of the Term or the Extended Term, as applicable, will not affect any accrued rights, obligations or liabilities of either Party existing at such time.

5.	Specifications

5.1.	The Seller shall use its best endeavours to ensure that Product sold and delivered to the Buyer in accordance with this Agreement meets the Target Specifications. The Buyer may reject the Product which does not meet the Target Specification 1. In the event the Product meets the Target Specification 1 but does not meet the Target Specification 2, the Buyer shall not be entitled to reject the Product (as otherwise provided in this Agreement) and shall purchase the Product at a discount rate agreed between the Parties therefor in Schedule 2.

5.2.	Before the first shipment from each of Neves Phase 1 and Neves Phase 2, the Seller shall notify the Buyer as soon as it becomes aware that that the Product from such phase is not expected to meet the Target Specification 1 once Stable Production is reached, and the Seller shall also notify the Buyer as soon as it becomes aware that any subsequent shipment of Product will not meet the Target Specification 1 (“Product Incompatibility”). Likewise, the Seller shall promptly notify the Buyer if it becomes aware that any shipment meets the Target Specification 1 but not the Target Specification 2.

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5.3.	The Buyer shall be entitled to cancel the Spot Sale, the Continuous Offtake and/or this Agreement (i) when it is notified by the Seller of the Product Incompatibility in respect of Neves Phase 1 or Neves Phase 2; or (ii) by notifying the Seller that it has reasonable grounds to believe that Product Incompatibility will occur in respect to each phase. In respect of clause (ii), in the event that the Seller does not agree with the Buyer’s assessment of the Product, the Buyer shall provide reasonably satisfactory evidence to the Seller or the Parties shall conduct the Umpire Analysis pursuant to Clause 5 of Schedule 2 on samples of the Product to determine the Product Incompatibility. In any case, the Buyer’s right to terminate this Agreement shall be exercised within thirty (30) days after the date on which either clause (i) or (ii) has occurred.

5.4.	If any shipment does not meet the Target Specification 1 following a determination pursuant to Schedule 2, the Buyer is entitled to either (i) reject the shipment without making any payment to the Seller; or (ii) accept the shipment while the Benchmark Price shall be adjusted in accordance with Schedule 2, where applicable.

5.5.	If the shipment meets the Target Specification 1 but does not meet the Target Specification 2 following a determination in accordance with Schedule 2:

(a)	The Buyer will not be entitled to reject the shipment; however, the Benchmark Price will be adjusted in accordance with Schedule 2 where applicable; and

(b)	the Seller’s liability for failure to deliver such Product conforming to the Target Specification 2 is limited to an adjustment to the Benchmark Price as provided in Schedule 2 and the Buyer’s right to such Benchmark Price adjustment is, to the maximum extent permitted by law, the sole and exclusive remedy of the Buyer for such failure to meet the Target Specification 2.

6.	SHIPMENT SCHEDULE AND COMMENCEMENT OF SUPPLY

6.1.	Shipment Schedules. Each Shipment Schedule shall include:

(a)	the number of shipments which the Seller will provide to the Buyer in the relevant Contract Year on a [●] basis;

(b)	the quantity of Product to be contained in each shipment and loaded on board each Vessel in accordance with [●] delivery requirements and, in respect of the Continuous Offtake, the requirements of Clause 6.3.2; and

(c)	the proposed ten (10)-day Laycan range for each shipment, with the first shipment to occur no later than the Limit Date.

6.2.	Spot Sale Supply Date and Shipment Schedule. The Parties acknowledge and agree that the Project is expected to reach a Stable Production for Neves Phase 1 by [●] (“Neves Phase 1 Expected Stable Production Date”) and that the shipment for the Spot Sale from Neves Phase 1 shall take place between [●] (as may be postponed by the Seller in accordance with Clause 6.2.2, the “Limit Date”).

6.2.1.	The Shipment Schedule for the Spot Sale shall be prepared by the Seller and provided to the Buyer no later than [●] prior to the Neves Phase 1 Expected Stable Production Date considering the assumptions set forth in Clause 6.2 and the Buyer shall confirm whether the Shipment Schedule for the Spot Sale is acceptable or not, [●] after the receipt of the Shipment Schedule. In the event such Shipment Schedule prepared by the Seller is not acceptable to the Buyer, the Seller shall use reasonable endeavours aiming at revising the Shipment Schedule to accommodate the Buyer’s requests.

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6.2.2.	If, for any reason, the Seller cannot reach a Stable Production for Neves Phase 1 by the Neves Phase 1 Expected Stable Production Date, the Seller shall be entitled to postpone and adjust the Shipment Schedule and the Limit Date accordingly, provided that the Seller notifies the Buyer of such postponement at least [●] in advance and such postponement does not exceed [●]. If the postponement of the Limit Date exceeds [●], the Buyer shall be entitled to cancel the purchase of the Spot Sale portion of this Agreement without any penalty or liability to both Parties as a result of such postponement by the Seller or the exercise of the rights under this Clause 6.2.2 by the Buyer.

6.3.	Continuous Offtake Commencement of Supply and Shipment Schedule. The Parties acknowledge and agree that the Continuous Offtake shall only take place after the satisfaction of the Conditions Precedent, which the Seller shall use reasonable endeavours to satisfy but otherwise has no certain date to occur as the satisfaction of such Conditions Precedent depend on different aspects. For informational purposes only, the Seller anticipates commencing production at Neves Phase 2 by the indicative date of [●] (“Neves Phase 2 Expected Commencement Date”).

6.3.1.	Following the Seller’s completion of a feasibility study on Neves Phase 2, the Seller shall provide the Buyer with the following information in order to enable the Parties to agree on the Benchmark Price applicable to the Continuous Offtake:

(a)	a [●] plan of projected production at Neves Phase 2, including [●] from such phase that the Seller reasonably expects;

(b)	the details of the specifications of the Product to be produced at Neves Phase 2 based on the result of the feasibility study on Neves Phase 2; and

(c)	the draft Shipment Schedule for the first Contract Year.

6.3.2.	The Parties acknowledge and agree that the Shipment Schedule for the Continuous Offtake shall be determined on the principle that, with non-substantial adjustments, the Minimum Quantity will be split evenly within the Contract Year.

6.3.3.	If the Seller becomes aware, for any reason, that the Seller cannot start production at Neves Phase 2 on or before the Neves Phase 2 Expected Commencement Date, the Seller shall notify the Buyer of such fact and any updates thereafter as soon as reasonably possible, considering Atlas Corp’s limitations on disclosure of non-public material information. If production at Neves Phase 2 will be or is delayed beyond the Neves Phase 2 Expected Commencement Date, the Seller shall be entitled to [●]. If the postponement of the commencement of production at Neves Phase 2 exceeds [●], then the Buyer shall be entitled to either (i) cancel the purchase of the Continuous Offtake portion of this Agreement; or (ii) agree in writing to postpone the commencement of the first Contract Year (and the shipments of the Continuous Offtake), without any penalty or liability to both Parties as a result of such postponement by the Seller or the exercise of the rights under this Clause 6.3.3 by the Buyer.

6.4.	Rolling Forecast. Without prejudice to the above, no later than on the first Business Day of each Month of a Contract Year (“M”), the Seller shall provide the Buyer with a rolling forecast for the three (3) following Months, i.e., for the first (“M+1”), the second (“M+2”) and the third (“M+3”) following M (the “Rolling Forecast”), which shall reflect the relevant portion of the Shipment Schedule with any updated quantities for each shipment.

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6.4.1.	If the quantities of Product defined in the Rolling Forecast is no more or less than [●] of the Monthly quantities set forth in the Shipment Schedule, the Rolling Forecast shall be binding upon the Parties.

6.4.2.	On the other hand, if the quantities of Product defined in the Rolling Forecast exceed the range of more or less than [●] of the quantities set forth in the Shipment Schedule, the Rolling Forecast shall be subject to the Buyer’s approval, which shall not be unreasonably denied. In the event of a Rolling Forecast not approved by the Buyer pursuant this Clause 6.4.2, the Parties shall discuss in good faith and agree on the best alternative to accommodate the quantities of Product out of the range set forth above.

6.4.3.	Without prejudice to the above, within any given Contract Year, the Seller shall sell and deliver and the Buyer shall purchase and take delivery of the Minimum Quantity unless otherwise provided in this Agreement.

6.5.	Shipment Tolerance. The Buyer and the Seller acknowledge that there will be a more or less [●] shipping tolerance that applies to each shipment, which tolerance shall be for operational reasons only.

7.	Payment Terms

7.1.	Shipment Invoice.

(a)	The Seller shall provide a shipment invoice to the Buyer after obtaining the Certificate of Analysis issued by the Independent Testing Agency and the Bill of Lading with the outstanding payment amount for the Product (which is to be paid by the Buyer) (the “Shipment Invoice”).

(b)	The Shipment Invoice shall set forth an amount calculated as follows: Product quantity indicated in the Bill of Lading and the Certificate of Weight, subject to reconciliation in accordance with Clause 1(c) in Schedule 2 (the “Shipment Quantity”) multiplied by [●] (the “Shipment Invoice Benchmark Price”).

For reference:

[●]

(c)	If applicable, the Shipment Invoice Benchmark Price may be adjusted in accordance with the Price Adjustment Mechanism provided in Schedule 2 of this Agreement.

(d)	The Seller shall notify the Buyer of the Shipment Invoice Benchmark Price and the Buyer shall confirm such Shipment Invoice Benchmark Price within five (5) Business Days after such notification; if not confirmed within this period, the Seller will carry on with the issuance of the Shipment Invoice.

(e)	The Buyer shall pay the amount equivalent to the [●] in USD within [●] Business Days after obtaining the Seller’s Certificate of Analysis issued by the Independent Testing Agency and the Bill of Lading and the submission to the Buyer by the Seller with the original and copy of the Certificate of Weight, Certificate of Analysis, Certificate of Origin and Bill of Lading (the “Shipment Payment”).

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7.2.	Final Invoice.

(a)	The Seller shall provide a final invoice to the Buyer within five (5) Business Days of the first Month after the date on which the relevant shipment arrives at the Port of Discharge (the “Final Invoice”).

(b)	The amount indicated in the Final Invoice shall be calculated as follows: Shipment Quantity multiplied by [●] (the “Final Invoice Benchmark Price”).

For reference:

[●]

(c)	The Seller shall notify the Buyer of the Final Invoice Benchmark Price within five (5) Business Days after the last day of the Month during which the relevant shipment arrives at the Port of Discharge, and the Buyer shall confirm such Final Invoice Benchmark Price within five (5) Business Days after such notification; if not confirmed within this period, the Seller will carry on with the issuance of the Final Invoice.

For the avoidance of doubt, if the Final Invoice Benchmark Price is lower than [●], then the Seller needs to pay the Buyer by [●]. an amount equal to the Final Invoice Benchmark Price within [●] Business Days; if the Final Invoice Benchmark Price is higher than [●], then the Buyer needs to pay the Seller by [●]. an amount equal to the Final Invoice Benchmark Price within [●] Business Days.

7.3.	Other Documents.

The following documents must be provided to the Buyer by the Seller as soon as practicable after the Bill of Lading date for the shipment:

(i)	the Certificate of Weight;

(ii)	the Certificate of Analysis;

(iii)	the Certificate of Origin;

(iv)	the Bill of Lading; and

(v)	additional copy of the Final Invoice.

7.4.	Other Invoices. In the event that any sums are due from one Party to the other Party under this Agreement, other than for amounts covered by a Shipment Invoice or a Final Invoice, the Party to whom such sums are owed shall furnish the other Party with an invoice therefor, describing in reasonable detail the basis for such invoice and providing relevant documents supporting the calculation thereof. The due date for each such invoice shall be at least ten (10) Business Days from receipt of the invoice.

7.5.	Payment Currency. All invoices must be denominated, and all payments must be made, in USD.

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8.	Employment of vessels and loading requirements

8.1.	Notification of Vessel.

(a)	For each shipment, the Seller will notify the Buyer of the Seller’s provided Vessel and the Laycan period (which shall be a [●] period within the Laycan range in the Shipment Schedule) at least [●] Business Days prior to the first day of such Laycan date (the “Ready Date Notice”). The Buyer must notify the Seller whether to approve the nominated Vessel or not within [●] Business Days after receipt of the Ready Date Notice, provided such approval shall not be unreasonably withheld.

(b)	The Seller will notify the Buyer at least [●] Business Days before the anticipated arrival date of the Vessel at the Port of Discharge (the “Vessel Arrival Date”) with the following details:

(i)	Vessel name, flag of registry, year built; and

(ii)	Vessel description (and accompanying photographs) including:

(1)	summer salt water draft;

(2)	length overall (LOA);

(3)	beam;

(4)	number of hatches/holds;

(5)	type of hatch covers and dimensions of same;

(6)	gross and net registered tonnages;

(7)	cargo gear;

(8)	intended stow plan;

(9)	intended itinerary and estimated time of arrival at the Port of Discharge; and

(10)	applicable demurrage rate for the Vessel.

(c)	For each shipment, the Seller must give notice to the Buyer (which may be given via the nominated port agents), at the following intervals, of the Vessel’s arrival at the Port of Discharge: [●] and [●].

(d)	The Seller must notify the Buyer in writing (which may be given via the Seller’s nominated port agents), as soon as possible, of any significant change in the estimated time of arrival of the Vessel at the Port of Discharge.

(e)	In the event that it becomes apparent that a Vessel will not arrive at the Port of Loading within the agreed Laycan period in the Ready Date Notice, the Seller will immediately notify the Buyer of a new Laycan period that will apply to the relevant shipment. The Parties shall discuss in good faith the treatment to be given to the Vessel under delay.

(f)	The Seller’s nominated carrier may provide the Notices required to be provided by the Seller under this Clause 8.1 to the Buyer on behalf of the Seller.

(g)	The Seller shall have the option to substitute another Vessel which must be renominated at least [●] prior to the first day of the agreed Laycan period in the Ready Date Notice.

9.	unloading terms, ETC.

9.1.	The Buyer shall, at its own expense, unload each shipment of Product at the Port of Discharge and have necessary unloading facilities for the Vessel carrying the Product.

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9.2.	The Port of Discharge shall be separately agreed between the Parties before the first shipment from each Project phase. Along with each Port of Discharge, the Parties shall agree to the period of laytime allowed for the Buyer at such Port of Discharge, dispatch/unloading rate, actual laytime calculation and permitted extensions thereto, and demurrage rate applicable if actual laytime exceeds allowed laytime, provided that all costs related to laytime, demurrage, time at the Port of Discharge and all port charges incurred by the Seller at the Port of Discharge shall be paid or reimbursed by the Buyer.

9.3.	A Vessel may tender a notice of readiness upon arrival at the pilot boarding station at the Port of Discharge, whether the discharge berth is ready and available or not. A notice of readiness is to be tendered in writing or by fax, email or cable to port agents.

9.4.	The Seller must submit its laytime calculations (with Vessel log and other supporting documentation) to the Buyer within [●] after completion of discharge at the Port of Discharge and the Buyer shall settle any demurrage claim within [●] after the receipt of such laytime calculations.

10.	Weighing, Sampling and Analysis

10.1.	The Seller and the Buyer will comply with the procedures set out in Schedule 2 for the weighing, sampling and analysis of the Product at the Port of Loading and the Port of Discharge.

10.2.	Intentionally Omitted.

11.	Delivery, title and risk

11.1.	The Seller delivers the Product when the Seller makes the Product available to the Buyer on [●] basis. The Seller shall be solely responsible for all vessel arrangements and shall procure cargo insurance covering [●] of the Product value for each shipment and cooperate with the Buyer on any claims on such cargo insurance. If there is any inconsistency between Incoterms 2020 and the terms of this Agreement, this Agreement will prevail.

11.2.	Title and risk in the Product shall pass from the Seller to the Buyer at the time of delivery of the Product (by being placed on board the Vessel at the Port of Loading) and upon issuance of the Bill of Lading.

11.3.	The Buyer shall not be permitted to reject and/or refuse a shipment tendered for delivery in accordance with this Agreement, unless otherwise provided or excused in this Agreement. In the event that the Buyer fails to accept a shipment other than as permitted or excused under this Agreement, the Buyer shall nevertheless be obliged to effect payment of the Product in the shipment. The Seller and the Buyer are authorized to pursue the resale of the Product that the Buyer fails to accept a shipment to aim at mitigating the Buyer’s costs. If the Product not received by Buyer is resold, the resale buyer shall pay the Seller for the Product and the Seller shall credit to the Buyer the result of (i) the [●] (“Net Proceeds”) less (ii) any and all costs, fees, charges, losses incurred by Seller to resell the shipment, including incremental shipment costs (as compared to if Buyer had taken such shipment), dispatch/unloading, port charges, selling costs, costs to regularize the exportation of the Product, costs related to the change of the buyer, taxes and other governmental charges related to such change, and (iii) [●] the Net Proceeds.

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12.	Export & Import Licenses

12.1.	The Seller is responsible for obtaining all export licenses required to export the Product under this Agreement and the Buyer is responsible for obtaining all import licenses required to import the Product under this Agreement.

12.2.	The Buyer and the Seller shall comply with all applicable trade control compliance Laws, including export controls, import controls, and Sanctions, in connection with this Agreement.

13.	Sanctions

13.1.	On the date of this Agreement and throughout the term of this Agreement, each Party represents and warrants that it is not a Sanctioned Person and is not in violation of any Sanctions.

13.2.	In the event that a Party reasonably believes that (i) the other Party has breached its obligations under Clause 13.1 or (ii) its performance of this Agreement may result in its own violation of Sanctions, such Party may terminate this Agreement (without prejudice to any other remedy available to the Party) by Notice to the other Party.

13.3.	Each Party indemnifies and holds harmless the other Party from and against any claims, losses or damages arising from or in connection with a breach of Clause 13.1.

14.	REPRESENTATIONS & Warranties

14.1.	Each of the Parties represents and warrants that:

(a)	it is a company validly in existence and in good standing in the jurisdiction of its formation;

(b)	it has taken the proper corporate action, has full legal capacity and power, and holds necessary authorisations to enter into this Agreement and carry out relevant functions and perform relevant obligations under this Agreement; and

(c)	it has not suffered an Insolvency Event.

14.2.	The Seller represents and warrants to the Buyer that, in respect of each shipment, immediately prior to the time of delivery of the Product at the Port of Loading:

(a)	it has the good and marketable title and exclusive right to sell the Product; and

(b)	the Product in the shipment will be transferred to the Buyer free and clear from any encumbrance on title created by through or under the Seller.

The Seller shall indemnify and hold harmless the Buyer and its Affiliates from and against any claims, losses or damages arising from or in connection with any breach of the representations and warranties in this Clause 14.2, with due observance of Clause 15.1.

14.3.	Intentionally Omitted.

14.4.	All other representations and warranties of the Parties not expressly stated in this Agreement are excluded to the extent permitted by the Applicable Law.

15.	Limitations on liability

15.1.	Other than as expressly provided in this Agreement, under no circumstances will either Party be liable to the other Party for Consequential Losses of any nature.

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15.2.	Each Party will defend, indemnify and hold the other Party harmless from and against any loss or damage arising from:

(a)	fines and penalties;

(b)	personal injury to, or damage to the property of, third persons (including the indemnified Party’s employees),

incurred by or claimed against the indemnified Party, to the extent any such loss or damage is caused by the other Party’s negligence, wilful misconduct or violation of law in the performance or non-performance of its obligations under or pursuant to this Agreement.

15.3.	For greater certainty, the exclusion of liability under Clause 15.1 does not apply to express amounts payable by a Party under Clauses 7 and 23.

15.4	This Clause 15 survives termination of this Agreement.

16.	Assignment

16.1.	Except as allowed in Clauses 16.2 and 16.3, neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

16.2.	The Buyer may assign its right or obligations under this Agreement to its Affiliates (including but not limited to [●]) by giving written notice to the Seller. This Agreement shall enure to each Party’s successor and permitted assign.

16.3.	The Seller may grant security (whether by way of charge, mortgage or otherwise) over all or any part of its right, title and interest in and to this Agreement (and all proceeds to be received under it) in favour of a financier (or a security trustee or agent on behalf of one or more financiers); provided that the financier and any security trustee or agent are not affected by any Applicable Law or Sanctions which would prevent the Buyer or its bank from dealing with the financier and any security trustee or agent or expose the Buyer or any of its Affiliates to a prohibition, penalty or punitive measure. Payment made by the Buyer to the payee specified in the Seller’s invoice of the full amount owed in respect of such invoice shall be in full discharge of the Buyer’s payment obligations to the Seller in respect of that invoice. Any such security grant will not affect the Seller’s obligations under this Agreement.

17.	Default and termination

17.1.	For the purposes of this Agreement, the following events each constitute an event of default in respect of the relevant Party (each an “Event of Default”):

(a)	the Buyer or the Seller is in breach of a material covenant, agreement or obligation under this Agreement (other than non-payment) and fails to remedy the breach within [●] of Notice from the non-defaulting Party specifying the breach and requiring it to be remedied;

(b)	the Buyer or the Seller suffers an Insolvency Event;

(c)	a delay by the Buyer in making any payment when due of any sum payable under this Agreement and such delay exceeds [●] Business Days. For clarity, this includes the payment by the Buyer of both the Shipment Invoice and the Final Invoice; or

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(d)	any shipment of Product is more than [●] behind the Shipment Schedule in the Rolling Forecast for any reason attributable to the Seller (including the Seller’s failure to perform due to fraud, wilful misconduct and gross negligence).

17.2.	Upon the occurrence of an Event of Default by the Buyer or the Seller (as applicable), in addition to any other rights or remedies the non-defaulting Party may have at common law, equity or otherwise, the non-defaulting Party may terminate this Agreement by Notice to the other Party.

17.3.	Upon the occurrence of an event of default of the kind referred to in Clause 17.1(c) in respect of the Buyer, the Seller may, in addition to any other rights or remedies it may have at law, equity or otherwise, seek to repossess any Product which has been delivered but has not been paid for.

17.4.	The termination of this Agreement for any reason whatsoever will be without prejudice to any obligations or rights on the part of a Party which have accrued prior to such termination and will not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after such termination.

18.	Force Majeure

18.1.	For the purposes of this Clause 18, “Force Majeure” means any act, event or cause beyond the reasonable control of the Buyer or the Seller claiming relief under this Clause 18 which is not due to the fault or negligence of that Party and which that Party is not reasonably able to prevent or overcome and which includes (provided that the aforementioned requirements are met):

(a)	acts of God, pandemic, epidemic, terrorism, perils of sea, war, sabotage, riot, cyclone, earthquake, landslide, explosion, fire, strike and similar labor difficulties, or expropriation; or

(b)	significant change of government policies regulating the import and export of Product, compliance with any demand, order, direction or requirement of any government agency or authority, restraint by or of any government agency or authority;

(c)	loss of Product for the shipment due to a blockade at the Project, or curtailment of Product production by the operator under the Seller’s Product mining or crushing contract for the Project (provided that such curtailment, if occurred to the Seller, would qualify as Force Majeure in accordance with this Clause 18.1); or

(d)	inability to load or unload the shipment due to a blockage of the access channel at the Port of Loading, a blockage of the access channel at the Port of Discharge or inability to perform by the contractor under any haulage, stevedoring or port access contract entered into by the Seller for such shipment (provided that non-performance by the contractor, if occurred to the Seller, would qualify as Force Majeure in accordance with this Clause 18.1).

Notwithstanding the above, the following shall not qualify as Force Majeure: (i) a Party’s ability to sell or purchase the Product at a more advantageous price than the price under this Agreement; (ii) change in a Party’s economic factors; or (iii) any event affecting facilities at or upstream of the Port of Loading or in respect of any vessel other than as would constitute Force Majeure pursuant to this Clause 18.1.

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18.2.	If the Buyer or the Seller is or reasonably expects to be prevented from performing any of its obligations under this Agreement as a result of Force Majeure, after having knowledge of the act, event or cause constituting Force Majeure it must promptly give to the other Party notice of the nature of the Force Majeure, which obligations the notifying Party is precluded from performing (the “Affected Obligations”), the extent to which the Force Majeure precludes the notifying Party from performing its obligations (the “Precluded Extent”) and the likely duration of the disability resulting therefrom and must further notify the other Party forthwith upon cessation of any such disability.

18.3.	The affected Party’s obligation to perform the Affected Obligations will, to the Precluded Extent, be suspended for the duration of the actual delay arising directly out of the Force Majeure.

18.4.	The other Party’s obligations to perform any obligations dependent on the Affected Obligations will be suspended until the affected Party resumes performance.

18.5.	A Party notifying Force Majeure must use reasonable endeavours to overcome such Force Majeure or remedy their disability resulting therefrom as promptly as possible provided that a Party will not be obliged to settle any strike or other labour difficulty upon terms which are not satisfactory to that Party (in its absolute discretion). The notifying Party must resume performance of its obligations under this Agreement without delay when such Force Majeure event is removed.

18.6.	If the Buyer is the affected Party and is unable to accept the shipment as a consequence of the event of Force Majeure fifteen (15) days after the shipment’s arrival of the nominated Port of Discharge:

(a)	the Buyer may request that the Seller deliver the shipment to another Port of Discharge, with the Buyer bearing the additional shipping costs reasonably incurred therefor; and

(b)	where the Buyer does not make the request in clause (a) within five (5) days after the abovementioned fifteen (15) days have passed, the Seller may resell the shipment to a third party and; in case of this clause (b), the Buyer will forego its entitlement to such shipment other than receipt of a refund from the Seller of any payment previously made by the Buyer in respect of the Shipment Invoice for such shipment.

18.7.	If the Seller is the affected Party and is unable to deliver the shipment at the Port of Loading as a consequence of the event of Force Majeure fifteen [●] after the latest date therefor set out in the Shipment Schedule, the Buyer shall be entitled to reschedule such shipment.

18.8.	If Force Majeure continues for a consecutive period of more than [●], then the Party not affected may, at any time after such period has elapsed until the Force Majeure ends, terminate this Agreement by notice to the affected Party.

18.9.	The foregoing provisions of this Clause 18 will not apply to excuse performance by a Party in the case of failure of any Party in performing any obligation to pay money when due under this Agreement, except that the Buyer will be relieved of its obligation to pay for Product not taken to the extent the Buyer is relieved from its obligation to take Product under this Agreement.

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19.	ARBITRATION

19.1.	If any Dispute arises between the Parties, then the Parties agree to negotiate in good faith for a period of not less than thirty (30) days from the date of notification of the Dispute to attempt to resolve the Dispute. If the Parties are unable to resolve the Dispute within that period, any Party may refer the matter in Dispute to binding arbitration. The arbitration will be administered in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Arbitration Rules”) in force at the time of commencement of the arbitration (which rules are deemed to be incorporated by reference in this Clause 19) by three (3) arbitrators appointed in accordance with those rules, except as may otherwise be agreed by the Parties. The seat of arbitration will be Singapore. The language of the arbitration will be English.

19.2.	The decision of the arbitration will be final and binding on the Parties and may be enforced by the courts of any relevant country. Each Party may be legally represented at the arbitration.

19.3.	The costs of the arbitration must be borne by the unsuccessful Party, however the arbitral tribunal may apportion costs amongst the Parties under the SIAC Arbitration Rules.

19.4.	During the period when a Dispute is being resolved, the Parties must in all respects other than the issue(s) in Dispute, continue their performance of this Agreement.

20.	Confidential Information

20.1.	Unless otherwise agreed by the disclosing Party, all Confidential Information must be kept confidential and must not be used or disclosed except as required pursuant to this Agreement or:

(a)	with the prior written consent of the disclosing Party;

(b)	to an Affiliate;

(c)	to the extent required pursuant to an Applicable Law, or the rules of a recognised stock exchange, or the requirements by other administrative or judicial authorities, having first given opportunity to the disclosing Party to review the proposed disclosure (where possible having regard to those laws or rules) if not prohibited by such Applicable Law, rules of a recognized stock exchange, or relevant authorities; and

(d)	to independent consultants, advisers, prospective financiers or investors, contractors and employees of the Parties whose duties reasonably require such disclosure, provided that such recipient shall be bound by confidentiality obligations of the same degree as those set forth in this Agreement.

20.2.	Clause 20.1 will not apply to information which:

(a)	is or hereafter becomes publicly known through no breach of an obligation arising under this Agreement;

(b)	was known to the recipient at the time the information was made known;

(c)	becomes known to the recipient from a source other than a Party without a breach of this Agreement; or

(d)	is required to be disclosed pursuant to an Applicable Law or the rules of a recognised stock exchange.

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20.3.	Each Party agrees not to issue any press release or otherwise make any public disclosure with respect to the execution of this Agreement without the prior written approval of the other Party, unless, and only to the extent, required pursuant to Applicable Law or the rules of a recognised stock exchange (in which case, to the extent practicable, the Party intending to make such disclosure shall give reasonable advance Notice thereof to the other Party and give effect to any changes reasonably requested by the other Party).

20.4.	This Clause 20 survives termination of this Agreement.

21.	Exclusion of Vienna Convention

21.1.	The Parties agree and acknowledge that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to the sale and purchase of Product pursuant to this Agreement, now and at all times hereafter.

22.	Notice

22.1.	Any notice or other communication in connection with this Agreement (“Notice”) is to be in writing, signed by the Party giving it and it may be:

(a)	left at the address of the addressee by hand or courier;

(b)	sent by prepaid registered post or airmail to the address of the addressee;

(c)	sent by facsimile to the facsimile number of the addressee; or

(d)	sent by e-mail to the email address of the addressee,

the particulars of which are as follows:

Seller

Address:	Rua Buenos Aires, 10, 14th floor, city of Belo Horizonte, State of Minas Gerais, Brazil.
Attention:	Marc Fogassa
E-mail:	[●]

Buyer

Address:	[●]
Attention:	[●]
E-mail:	[●]

or any other address or number which is notified by one Party to the other Party on at least five (5) Business Days’ prior notice in accordance with this Clause 22.1.

22.2.	A Notice given in accordance with Clause 22.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid registered post or airmail, on the seventh (7th) Business Day after the date of posting;

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(c)	if sent by email:

(i)	at the time shown in the delivery confirmation report generated by the sender’s email system; or

(ii)	if the sender’s email system does not generate a delivery confirmation report within twelve (12) hours of the time the email is sent, unless the sender receives a return email notification that the email was not delivered, undeliverable or similar, at the time which is twelve (12) hours from the time the email was sent, but if the delivery, receipt or transmission is not on a Business Day or is after 5:00pm on a Business Day, the Notice is taken to be received at 9:00am at the recipient’s address on the next Business Day.

23.	Taxes, duties etc

23.1.	The Seller is responsible for payment of all taxes, duties, excise, charges and imposts whether now or in the future levied or charged on the Seller’s activities or the Product sold under this Agreement up to when risk in the Product passes to the Buyer. For the sake of clarity, the Seller is responsible for payment of all port charges incurred at the Port of Loading.

23.2.	The Buyer is responsible for payment of all taxes, duties, excise, charges and imposts whether now or in the future levied or charged on the Buyer’s activities or the Product sold under this Agreement at the time or after risk in the Product passes to the Buyer.

23.3.	Any and all payments by the Buyer to the Seller under or pursuant to this Agreement or on account of any obligation hereunder shall be made free and clear and without reduction for withholding for any taxes, provided that if the Buyer is required by Applicable Law (as determined in the good faith discretion of the Buyer) to deduct or withhold any taxes from such payments then (a) the amount payable by the Buyer shall be increased so that after making all required deductions or withholdings the Seller receives an amount equal to the amount it would have received had no such deductions or withholdings been made and (b) the Buyer shall make such deductions, timely pay the full amount deducted to the relevant governmental authority in accordance with Applicable Law and provide the Seller with official receipts or other evidence satisfactory to the Seller of each such payment.

24.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

25.	Entire Agreement

25.1.	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement replaces all previous agreements and understandings among the Parties with respect to the subject matter hereof.

26.	Variation

26.1.	No modification of this Agreement will be made except by mutual agreement of the Buyer and the Seller in writing.

26.2.	Intentionally Omitted.

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27.	Relationship

This Agreement does not create a relationship of employment, agency, joint venture, legal representation, or partnership between the Parties.

28.	Further assurances

Each Party must do all things and execute all further documents necessary to give full effect to this Agreement and their obligations under it. The Parties agree to perform this Agreement in good faith.

29.	Severability

29.1.	Any provision of, or the application of any provision of, this Agreement or any right, power, authority, discretion or remedy conferred by this Agreement that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

29.2.	Any provision of, or the application of any provision of, this Agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

30.	Counterparts

This Agreement may be executed in any number of counterparts (including by way of electronic signature), each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument. A copy of a signed counterpart:

(a)	shall be treated as an original counterpart;

(b)	is sufficient evidence of execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

31.	liability for expenses

Each Party must pay its own expenses incurred in negotiating and executing this Agreement.

32.	ANTI-BRIBERY AND CORRUPTION

32.1.	Each Party represents and warrants to the other Party as follows:

(a)	it will comply with all Applicable Laws;

(b)	it will not engage in or tolerate any form of bribery or corruption whatsoever whether direct or indirect, including the making of (or authorisation of) an offer, payment or promise to pay anything of value to unlawfully influence any Person, including in the form of money, property, gifts, promises to give, or anything else of value;

(c)	it will not do, or omit to do, anything that may cause the other Party to be in breach of any Applicable Laws or, for avoidance of doubt, subject to or in violation of Sanctions;

(d)	from time to time, as required by the other Party, it will provide such information as reasonably required to establish that it has complied, and is complying, with all Applicable Laws; and

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(e)	it will otherwise comply with the other Party’s anti-bribery and corruption policy as advised from time to time.

32.2.	Each Party shall:

(a)	maintain adequate internal controls over all transactions in relation to this Agreement, or made on behalf of the other Party;

(b)	properly record all transactions in relation to this Agreement or made on behalf of the other Party; and

(c)	maintain accurate books and records in relation to each transaction in relation to this Agreement for a period of no less than seven (7) years from the date of such transaction.

32.3.	In the event that a Party reasonably believes that the other Party has breached any of its obligations under Clause 32.1 or Clause 32.2 or is subject to Sanctions, such Party may suspend performance of this Agreement (without prejudice to any other remedy available to the Party) by Notice to the other Party. In the event of such suspension, the breaching Party shall not be entitled to receive any compensation in respect of the suspension. For the avoidance of doubt, any breach of any of obligations under Clause 32.1 or Clause 32.2 by a Party shall be immediately deemed to be an Event of Default under Clause 17.1(a).

33.	THIRD PARTY RIGHTS

This Agreement shall not create any right under the Contracts (Rights of Third Parties) Act 2001 (2020 Revised Edition) of Singapore which is enforceable by any Person which is not a Party.

34.	NO WAIVER

34.1.	Save as otherwise expressly provided herein, no waiver by any Party of any defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults whether of a like or different character. Any waiver by a Party must be in writing.

34.2.	No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single partial exercise by that Party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

35.	Effectiveness of Closing

35.1.	The Parties acknowledge that, on or prior to the Execution Date, closing of the transaction contemplated under the Securities Purchase Agreement has occurred and the Buyer or its Affiliates have invested the Subscription Amount (as defined therein) in Atlas Corp.

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[Signature page of the Offtake and Sales Agreement between Atlas Lítio do Brasil Ltda. and Mitsui & Co., Ltd., dated [—]]

EXECUTED by Atlas Lítio do Brasil Ltda. by its duly authorised representative:	EXECUTED by Mitsui & Co., Ltd. by its duly authorised representative:

Signature of Authorised Representative:	Signature of Authorised Representative:

Signature of Witness

Name

Name

25

[●]

26